Manchester Appoints Senior Vice President of Finance
Wednesday April 13, 9:00 am ET

DALLAS, April 13, 2006 (PRIMEZONE) -- Manchester, Inc. (OTC BB:MNCS.OB - News) is pleased to announce the appointment of James A. Worosz as the new Sr. V.P. of Finance. The Company is very pleased to have Mr. Worosz join the senior management team to assist with the development of the Company's "Buy Here / Pay Here" car business.

Prior to joining Manchester, Inc., Mr. Worosz was V.P. of Finance for J.D. Byrider Systems, Inc. where he used statistical methods and financial modeling to; price the discounts by which the Finance Company purchased receivables from the Sales Company, set the Finance Company's loan loss reserve, set deal structure parameters for vehicle sales (price, gross margin, amount financed, interest rate, term, down payment), determined makes and models of vehicles to retail to customers, price the Sales Company's extended service contract, budget Sales Company's monthly policy for service repairs, set incentive compensation plans for Underwriters, Collection Managers, and Collectors, and project future cash flow for purposes of annual budgeting and scheduling new store expansion.

Mr. Worosz was also in charge of CarNow Acceptance Company ("CNAC", Byrider's finance company), and responsible for all aspects of the Company's profitability and the performance of its $100 million portfolio of sub-prime automobile receivables.

In addition, Mr. Worosz reduced lifetime static pool losses from a 30% rate to a 22% rate without decreasing origination volume of approximately $5.5 million per month.

Before joining J.D. Byrider, Mr. Worosz held a number of positions with Ocwen Financial Corp. (NYSE: OCN) including V.P - Investments and V.P. - Capital Markets. Here he was responsible for acquisition, management, reporting, hedging, securitization and accounting of the Company's portfolios of performing residential whole loans, mortgage-backed securities and mortgage-backed derivatives. He was also responsible for meeting and persuading officials from the U.S. Department of the Treasury and the IRS to amend proposed Treasury Regulations, which adversely impacted the Company's ability to compete in the REMIC residual market.

Prior to joining Ocwen Financial Corp., Mr. Worosz was a Senior Consultant in the Collateralized Mortgage Obligations Group of Deloitte & Touche. There, he consulted with various Wall Street underwriters in the pricing, closing, and private placement of collateralized mortgage obligations and pass-throughs. He also developed and implemented financial models to project the after-tax rates of return of residual interests in REMICs.

In connection with Mr. Worosz's compensation package, the Company granted him options to purchase 150,000 shares of Manchester, Inc. common stock at $4.50 per share.

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This press release contains "forward-looking statements" as defined in the
Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Manchester cannot provide assurances that any prospective matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any prospective transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Manchester SEC filings. Manchester undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the business of Manchester, please refer to the risks and uncertainties detailed in the Manchester SEC filings.

Contact:
      Manchester, Inc.
      Investor Relations
      (866) 230-1805

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Source: Manchester, Inc.